 Filed Pursuant to Rule 424(b)(3)
 File No. 333-290835
MONROE CAPITAL ENHANCED CORPORATE LENDING FUND
SUPPLEMENT NO. 1 DATED DECEMBER 11, 2025
TO THE PROSPECTUS DATED DECEMBER 5, 2025
This prospectus supplement (“Supplement”) contains information that amends, supplements or modifies certain information contained in the accompanying prospectus of Monroe Capital Enhanced Corporate Lending Fund (the “Fund”), dated December 5, 2025 (as amended and supplemented to date, the “Prospectus”). This Supplement is part of and should be read in conjunction with the Prospectus. Unless otherwise indicated, all other information included in the Prospectus, or any previous supplements thereto, that is not inconsistent with the information set forth in this Supplement remains unchanged. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.
The purposes of this Supplement are as follows: (1) to revise certain disclosures in the Prospectus, effective immediately; and (2) to provide an update on the Fund’s investment portfolio.
UPDATES TO THE PROSPECTUS
The fourth paragraph in the section of the Prospectus titled “Plan of Distribution” is deleted in its entirety and replaced with the following:
For Class D shares and Class S shares, we intend to take purchase orders and hold investors’ funds in a non-interest-bearing escrow account until we receive purchase orders for at least 100 investors in such class. If we do not receive subscription orders from at least 100 investors by one year following the date on which proceeds were placed into the escrow account for such class, our escrow agent will promptly send you a full refund of your investment without deduction for escrow expenses. If said class breaks escrow and commence operations, funds in escrow will be released to our account and constitute part of our net assets. U.S. Bank National Association serves as our escrow agent pursuant to an escrow agreement entered into on December 11, 2025, by and between the Fund, the Managing Dealer, Ultimus Fund Solutions, LLC, as the Fund’s transfer agent, and U.S. Bank National Association. U.S. Bank National Association’s principal business address is Global Corporate Trust, CityPlace I, 185 Asylum Street, 27th Floor, Hartford, CT 06103. U.S. Bank National Association is acting only as an escrow agent in connection with the offering of securities described herein, and has not endorsed, recommended or guaranteed the purchase, value or repayment of such securities.
The second paragraph in the section of the Prospectus titled “Custodian, Escrow Agent, Transfer and Distribution Paying Agent and Registrar” is deleted in its entirety and replaced with the following:
U.S. Bank National Association serves as our escrow agent. The principal business address of our escrow agent is c/o U.S. Bank National Association, Global Corporate Trust, CityPlace I, 185 Asylum Street, 27th Floor, Hartford, CT 06103.
PORTFOLIO UPDATE
As of November 30, 2025, the Fund had investments in 28 portfolio companies, having an aggregate amortized cost of $157.1 million. As of November 30, 2025, the Fund had accepted capital contributions of approximately $100.0 million and had $71.3 million of principal debt outstanding, resulting in a debt-to-equity ratio of approximately 0.71x. As of November 30, 2025, 100% of the debt investments at amortized cost in the Fund’s portfolio were floating rate.
The weighted-average closing date annual EBITDA of the portfolio companies in the Fund’s debt investment portfolio as of November 30, 2025 was approximately $20.0 million. These calculations are based on the weighted-average last-twelve-month EBITDA (as of the initial deal closing date) for all debt investments, excluding ARR Loans. Amounts are weighted based on the amortized cost of each respective investment as of November 30, 2025. Amounts were derived from the most recently available portfolio company financial statements as of the initial deal closing date, have not been independently verified by the Fund, and may reflect a normalized or adjusted amount. Accordingly, the Fund makes no representation or warranty in respect of this information.

The closing date weighted average loan-to-value (“LTV”) of the portfolio companies in the Fund’s debt investment portfolio as of November 30, 2025 was approximately 34.0%. This figure includes all debt investments and represents the net ratio of LTV for each portfolio company as of the initial deal closing date, weighted based on the amortized cost of each respective investment as of November 30, 2025. Closing date LTV is calculated as the total net debt through each respective loan tranche divided by the estimated enterprise value of the portfolio company as of the initial closing date.
The following is a list of each portfolio investment as of November 30, 2025 (figures in thousands, except for shares and units):
Portfolio Company(1)	Footnotes	Index(2)	Spread(2)	Interest Rate		Acquisition Date	Maturity	Principal	Amortized Cost ($)
Non-Controlled/Non-Affiliate Company Investments
Senior Secured Loans
Automotive
Lifted Trucks Holdings, LLC	(3)	SF	5.35%	9.33%		11/12/2025	11/1/2028	5,418	$5,415
Lifted Trucks Holdings, LLC	(3)	SF	5.35%	9.33%		11/12/2025	11/1/2028	389	388
Lifted Trucks Holdings, LLC (Revolver)	(7)	SF	5.35%	9.33%		11/12/2025	11/1/2028	488	183
								6,295	5,986
Banking
StarCompliance MidCo, LLC	(3)	SF	5.85%	9.85%		11/12/2025	1/12/2027	342	342
StarCompliance MidCo, LLC	(3)	SF	5.85%	9.85%		11/12/2025	1/12/2027	790	791
StarCompliance MidCo, LLC	(3)	SF	5.85%	9.85%		11/12/2025	1/12/2027	112	112
StarCompliance MidCo, LLC	(3)	SF	5.85%	9.85%		11/12/2025	1/12/2027	201	202
StarCompliance MidCo, LLC (Revolver)	(7)	SF	5.85%	9.85%		11/12/2025	1/12/2027	450	176
								1,895	1,623
Consumer Goods: Durable
Engineered Metal Solutions, Inc.	(3)	SF	5.50%	9.48%		11/19/2025	9/22/2030	2,404	2,356
Engineered Metal Solutions, Inc. (Revolver)	(7)	SF	5.50%	9.48%		11/19/2025	9/22/2030	610	31
								3,014	2,387
Consumer Goods: Non-Durable
Cohere Beauty, Phoenix LLC (fka Arizona Natural Resources, LLC)	(3)	SF	6.36%	10.35%		11/12/2025	5/18/2026	1,763	1,759
Cohere Beauty, Phoenix LLC (fka Arizona Natural Resources, LLC)	(3)	SF	6.36%	10.35%		11/12/2025	5/18/2026	243	243
Cohere Beauty, Phoenix LLC (fka Arizona Natural Resources, LLC)	(3)	SF	6.36%	10.35%		11/12/2025	5/18/2026	1,659	1,656
Cohere Beauty, Phoenix LLC (fka Arizona Natural Resources, LLC)	(3)	SF	6.36%	10.35%		11/12/2025	5/18/2026	285	284
Cohere Beauty, Phoenix LLC (fka Arizona Natural Resources, LLC) (Revolver)	(7)	SF	6.36%	10.35%		11/12/2025	5/18/2026	2,665	1,060
								6,615	5,002
Environmental Industries
Volt Bidco, Inc.	(3)	SF	6.50%	10.50%	PIK	11/19/2025	8/11/2027	3,507	3,399
Volt Bidco, Inc. (Delayed Draw)	(3)(7)	SF	6.50%	10.50%	PIK	11/19/2025	8/11/2027	659	639
Volt Bidco, Inc. (Delayed Draw)	(3)(7)	SF	6.50%	10.50%	PIK	11/19/2025	8/11/2027	273	265
Volt Bidco, Inc. (Delayed Draw)	(3)(7)	SF	6.50%	10.50%	PIK	11/19/2025	8/11/2027	379	367
Volt Bidco, Inc. (Revolver)	(7)	SF	6.50%	10.50%	PIK	11/19/2025	8/11/2027	338	—
								5,156	4,670

Portfolio Company(1)	Footnotes	Index(2)	Spread(2)	Interest Rate		Acquisition Date	Maturity	Principal	Amortized Cost ($)
FIRE: Finance
GC Champion Acquisition LLC	(3)	SF	5.00%	9.22%		11/19/2025	8/18/2028	1,182	$1,182
GC Champion Acquisition LLC	(3)	SF	5.00%	9.22%		11/19/2025	8/18/2028	580	580
GC Champion Acquisition LLC	(3)	SF	5.00%	9.22%		11/19/2025	8/18/2028	1,739	1,739
GC Champion Acquisition LLC (Delayed Draw)	(7)	SF	5.00%	9.22%		11/19/2025	8/18/2028	562	—
								4,063	3,501
Healthcare & Pharmaceuticals
Dorado Acquisition, Inc.	(3)	SF	6.85%	10.83%		11/12/2025	6/30/2026	2,173	2,145
Dorado Acquisition, Inc.	(3)	SF	6.90%	10.89%		11/12/2025	6/30/2026	2,898	2,861
QF Holdings, Inc.	(3)	SF	4.75%	8.59%		11/19/2025	12/15/2027	1,484	1,484
QF Holdings, Inc.	(3)	SF	4.75%	8.59%		11/19/2025	12/15/2027	297	297
QF Holdings, Inc.	(3)	SF	4.75%	8.59%		11/19/2025	12/15/2027	297	297
QF Holdings, Inc. (Revolver)	(7)	SF	4.75%	8.59%		11/19/2025	12/15/2027	249	—
The Smilist DSO, LLC	(3)	SF	6.00%	10.00%		11/19/2025	4/4/2029	3,936	3,950
The Smilist DSO, LLC	(3)	SF	6.00%	10.00%		11/19/2025	4/4/2029	1,064	1,068
The Smilist DSO, LLC	(3)	SF	6.00%	10.00%		11/19/2025	4/4/2029	2,573	2,582
TigerConnect, Inc.	(3)	SF	6.91%	7.38% Cash / 3.38%	PIK	11/12/2025	8/16/2029	10,725	10,725
TigerConnect, Inc.	(3)	SF	6.91%	7.38% Cash / 3.38%	PIK	11/12/2025	8/16/2029	613	613
TigerConnect, Inc. (Delayed Draw)	(7)	SF	6.91%	7.38% Cash / 3.38%	PIK	11/12/2025	8/16/2029	61	39
TigerConnect, Inc. (Delayed Draw)	(7)	SF	6.91%	7.38% Cash / 3.38%	PIK	11/12/2025	8/16/2029	1,343	1,280
TigerConnect, Inc. (Revolver)	(7)	SF	6.91%	7.38% Cash / 3.38%	PIK	11/12/2025	8/16/2029	1,532	—
								29,245	27,341
High Tech Industries
Acquia Inc.	(3)	SF	5.65%	9.59%		11/19/2025	11/1/2026	2,544	2,544
Acquia Inc.	(3)	SF	5.65%	9.59%		11/19/2025	11/1/2026	1,240	1,240
Acquia Inc.		SF	5.65%	9.61%		11/19/2025	11/1/2026	1,216	1,216
Pathlock, Inc.	(3)	SF	6.40%	10.24%		11/13/2025	11/10/2027	1,258	1,258
Pathlock, Inc.	(3)	SF	6.40%	10.24%		11/13/2025	11/10/2027	1,730	1,730
Pathlock, Inc.	(3)	SF	6.40%	10.24%		11/13/2025	11/10/2027	435	435
Pathlock, Inc.	(3)	SF	6.40%	10.24%		11/13/2025	11/10/2027	994	994
Pathlock, Inc. (Delayed Draw)	(7)	SF	6.40%	10.26%		11/12/2025	11/10/2027	261	130
Pathlock, Inc. (Delayed Draw)	(7)	SF	6.40%	10.26%		11/12/2025	11/10/2027	261	—
Pathlock, Inc. (Revolver)	(7)	SF	6.40%	10.24%		11/13/2025	11/10/2027	261	235
Planful, Inc.	(3)	SF	6.26%	10.25%		11/12/2025	12/28/2026	433	433
Planful, Inc.	(3)	SF	6.26%	10.25%		11/12/2025	12/28/2026	433	433
Planful, Inc.	(3)	SF	6.26%	10.25%		11/12/2025	12/28/2026	3,104	3,102
Planful, Inc.	(3)	SF	6.26%	10.25%		11/12/2025	12/28/2026	289	289
Planful, Inc. (Revolver)	(7)	SF	6.26%	10.25%		11/12/2025	12/28/2026	361	332
Securly, Inc.	(3)	SF	7.10%	10.94%		11/26/2025	4/22/2027	230	230
Securly, Inc.	(3)	SF	7.10%	10.94%		11/26/2025	4/22/2027	380	380
Securly, Inc.	(3)	SF	7.10%	10.94%		11/26/2025	4/22/2027	2,368	2,368
Securly, Inc.	(3)	SF	7.10%	10.94%		11/12/2025	4/22/2027	440	440
Securly, Inc.	(3)	SF	7.10%	11.10%		11/12/2025	4/22/2027	997	997

Portfolio Company(1)	Footnotes	Index(2)	Spread(2)	Interest Rate	Acquisition Date	Maturity	Principal	Amortized Cost ($)
Securly, Inc. (Revolver)	(7)	SF	7.10%	10.94%	11/26/2025	4/22/2027	1,538	$923
ZI Intermediate II, Inc.	(3)	SF	5.25%	9.10%	11/14/2025	5/30/2030	12,500	12,500
ZI Intermediate II, Inc. (Revolver)	(7)	SF	5.25%	9.10%	11/14/2025	5/30/2030	1,042	—
							34,315	32,209
Media: Advertising, Printing & Publishing
EverView AcquisitionCo, Inc.	(3)	SF	5.25%	9.42%	11/12/2025	9/3/2031	8,938	8,815
EverView AcquisitionCo, Inc. (Delayed Draw)	(7)	SF	5.25%	9.42%	11/12/2025	9/3/2031	2,750	—
EverView AcquisitionCo, Inc. (Revolver)	(7)	SF	5.25%	9.42%	11/12/2025	9/3/2031	2,063	—
							13,751	8,815
Retail
Pacvue Intermediate LLC (fka Assembly Intermediate LLC)	(3)	SF	5.25%	9.25%	11/19/2025	10/19/2027	303	303
Pacvue Intermediate LLC (fka Assembly Intermediate LLC)	(3)	SF	5.25%	9.25%	11/19/2025	10/19/2027	963	963
Pacvue Intermediate LLC (fka Assembly Intermediate LLC) (Revolver)	(7)	SF	5.25%	9.25%	11/19/2025	10/19/2027	152	—
							1,418	1,266
Services: Business
Cdata Software, Inc.	(3)	SF	5.75%	9.75%	11/12/2025	7/18/2030	4,745	4,757
Cdata Software, Inc. (Delayed Draw)	(7)	SF	5.75%	9.75%	11/12/2025	7/18/2030	439	—
Cdata Software, Inc. (Delayed Draw)	(7)	SF	5.75%	9.75%	11/12/2025	7/18/2030	615	243
Cdata Software, Inc. (Revolver)	(7)	SF	5.75%	9.75%	11/12/2025	7/18/2030	527	—
Cosmos Bidco, Inc.	(3)	SF	6.25%	10.42%	11/12/2025	9/14/2029	2,625	2,634
Cosmos Bidco, Inc.	(3)	SF	6.25%	10.42%	11/12/2025	9/14/2029	492	494
Cosmos Bidco, Inc.	(3)	SF	6.25%	10.42%	11/12/2025	9/14/2029	1,373	1,378
Cosmos Bidco, Inc. (Delayed Draw)	(7)	SF	6.25%	10.42%	11/12/2025	9/14/2029	392	—
Cosmos Bidco, Inc.		SF	6.25%	10.42%	11/12/2025	9/14/2029	300	301
Cosmos Bidco, Inc. (Revolver)	(7)	SF	6.25%	10.42%	11/12/2025	9/14/2029	410	—
Milrose Consultants, LLC	(3)	SF	6.65%	10.49%	11/26/2025	8/31/2028	2,878	2,883
Milrose Consultants, LLC	(3)	SF	6.60%	10.53%	11/26/2025	8/31/2028	104	104
Milrose Consultants, LLC	(3)	SF	6.60%	10.53%	11/26/2025	8/31/2028	231	231
Milrose Consultants, LLC	(3)	SF	6.60%	10.53%	11/26/2025	8/31/2028	602	603
Milrose Consultants, LLC	(3)	SF	6.60%	10.53%	11/26/2025	8/31/2028	1,101	1,103
Milrose Consultants, LLC (Revolver)	(7)	SF	6.60%	10.53%	11/26/2025	8/31/2028	151	75
Rampart Exterior Services Buyer, Inc.	(3)	SF	5.25%	9.18%	11/26/2025	8/6/2030	1,633	1,629
Rampart Exterior Services Buyer, Inc.	(3)	SF	5.25%	9.18%	11/26/2025	8/6/2030	1,560	1,555
Rampart Exterior Services Buyer, Inc.	(3)	SF	5.25%	9.18%	11/26/2025	8/6/2030	1,131	1,128
Rampart Exterior Services Buyer, Inc. (Revolver)	(7)	SF	5.25%	9.18%	11/12/2025	8/6/2030	589	—
Vhagar Purchaser, LLC	(3)	SF	5.50%	9.49%	11/12/2025	6/11/2031	2,171	2,171
Vhagar Purchaser, LLC	(3)	SF	5.50%	9.49%	11/12/2025	6/11/2031	987	987
Vhagar Purchaser, LLC (Delayed Draw)	(7)	SF	5.50%	9.49%	11/12/2025	6/11/2031	493	—
Vhagar Purchaser, LLC (Revolver)	(7)	SF	5.50%	9.49%	11/12/2025	6/11/2031	197	—
SingleStore, Inc.	(3)	SF	6.25%	10.14%	11/12/2025	10/16/2031	11,124	11,001
SingleStore, Inc. (Delayed Draw)		SF	6.25%	10.14%	11/12/2025	10/16/2031	1,268	—
SingleStore, Inc. (Revolver)	(7)	SF	6.25%	10.14%	11/12/2025	10/16/2031	1,294	—
							39,432	33,277

Portfolio Company(1)	Footnotes	Index(2)	Spread(2)	Interest Rate		Acquisition Date	Maturity	Principal	Amortized Cost ($)
Services: Consumer
Clydesdale Holdings, LLC (Delayed Draw)	(3)	SF	5.90%	9.90%		11/12/2025	6/23/2028	2,036	$2,017
Clydesdale Holdings, LLC	(3)	SF	6.40%	10.40%		11/12/2025	6/23/2028	1,567	1,567
Clydesdale Holdings, LLC	(3)	SF	5.90%	9.90%		11/12/2025	6/23/2028	1,432	1,418
Kar Wash Holdings, LLC	(3)	SF	5.76%	9.75%		11/12/2025	2/26/2027	1,151	1,151
Kar Wash Holdings, LLC	(3)	SF	5.76%	9.75%		11/12/2025	2/26/2027	1,274	1,276
Kar Wash Holdings, LLC	(3)	SF	5.76%	9.75%		11/12/2025	2/26/2027	680	680
Kar Wash Holdings, LLC	(3)	SF	5.76%	9.75%		11/12/2025	2/28/2027	1,388	1,390
Kar Wash Holdings, LLC	(7)	SF	5.66%	9.61%		11/12/2025	2/26/2027	419	419
								9,947	9,918
Telecommunications
DataOnline Corp.	(3)	SF	5.40%	9.24%		11/26/2025	11/13/2026	4,833	4,845
DataOnline Corp. (Revolver)	(7)	SF	5.40%	9.40%		11/12/2025	11/13/2026	244	171
								5,077	5,016
Transportation: Cargo
Epika Fleet Services, Inc.	(3)	SF	5.00%	9.00%		11/12/2025	4/17/2031	1,564	1,579
Epika Fleet Services, Inc.	(3)	SF	5.00%	8.84%		11/26/2025	4/17/2031	414	418
Epika Fleet Services, Inc. (Delayed Draw)	(7)	SF	5.00%	9.00%		11/12/2025	4/17/2031	4,791	3,002
Epika Fleet Services, Inc. (Delayed Draw)	(7)	SF	5.00%	9.00%		11/12/2025	4/17/2031	2,645	—
RD Last Mile Holdings, LLC	(3)	SF	6.15%	10.14%		11/12/2025	3/8/2027	2,139	2,134
RD Last Mile Holdings, LLC	(3)	SF	6.15%	10.14%		11/12/2025	3/8/2027	439	438
RD Last Mile Holdings, LLC	(3)	SF	6.15%	10.14%		11/12/2025	3/8/2027	995	993
RD Last Mile Holdings, LLC (Revolver)	(7)	SF	6.15%	10.14%		11/12/2025	3/8/2027	554	—
								$13,541	$8,564
Total Non-Controlled/Non-Affiliate Senior Secured Loans								$173,764	$149,575
Equity Investments(4)(5)(6)
Consumer Goods: Durable
Engineered Metal Solutions, Inc. (2,601 Class A units)		—	—	—		11/19/2025	—	—	2,601
									2,601
Environmental Industries
Volt Bidco, Inc. (311 shares of common stock)		—	—	—		11/19/2025	—	—	332
									332
High Tech Industries
Pathlock, Inc. (537 Series A preferred shares)		—	—	—		11/19/2025	—	—	348
Planful, Inc. (154,557 Class A units)		—	—	—		11/19/2025	—	—	397
Planful, Inc. (11,693 Class B options)		—	—	—		11/19/2025	—	—	15
SingleStore, Inc. (1,410,256 shares of common stock)		—	—	—		11/19/2025	—	—	1,410
									2,170
Services: Business
Cosmos Bidco, Inc. (164,077 Class A membership interest)		—	—	—		11/19/2025	—	—	191
Rampart Exterior Services Buyer, Inc. (725 Series A-2 preferred units)		n/a	n/a	10.00%	PIK	11/19/2025	—	—	688
									879

Portfolio Company(1)	Footnotes	Index(2)	Spread(2)	Interest Rate	Acquisition Date	Maturity	Principal	Amortized Cost ($)
Services: Consumer
Kar Wash Holdings, LLC (43,954 Class A units)		—	—	—	11/19/2025	—	—	$68
Kar Wash Holdings, LLC (7,922 Series A preferred units)		—	—	—	11/19/2025	—	—	15
								83
Transportation: Cargo
RD Last Mile Holdings, LLC (2,216,479 shares of common stock)		—	—	—	11/19/2025	—	—	1,436
								1,436
Total Non-Controlled/Non-Affiliate Equity Investments								$7,501
TOTAL INVESTMENTS								$157,076

(1)
All of the Fund’s investments are issued by eligible portfolio companies, as defined in the 1940 Act, unless otherwise noted. All of the Fund’s investments are issued by U.S. portfolio companies unless otherwise noted.

(2)
The majority of the investments bear interest at a rate that may be determined by reference to the Secured Overnight Financing Rate (“SOFR” or “SF”) and the current contractual interest rate in effect at November 30, 2025. Certain investments may be subject to an interest rate floor or rate cap. Certain investments contain a payment-in-kind (“PIK”) provision.

(3)
All or a portion of this security was held in MLEND Financing SPV I LLC as collateral for the DB Credit Facility.

(4)
Represents less than 5% ownership of the portfolio company’s voting securities.

(5)
Ownership of certain equity investments may occur through a holding company or partnership.

(6)
Securities without an interest rate are non-income producing.

(7)
All or a portion of this commitment was unfunded at November 30, 2025. As such, interest is earned only on the funded portion of this commitment.

The following table shows the composition of the Fund’s investment portfolio at amortized cost and as percentage of the Fund’s total investments at amortized cost (in thousands) as of November 30, 2025:
	November 30, 2025
Amortized Cost:
Senior secured loans	$149,575	95.2%
Equity investments	7,501	4.8
Total	$157,076	100.0%
The following table shows the Fund’s portfolio composition by industry at amortized cost and as percentage of the Fund’s total investments at amortized cost (in thousands) as of November 30, 2025:
	November 30, 2025
Amortized Cost:
Automotive	$5,986	3.8%
Banking	1,623	1.0
Consumer Goods: Durable	4,988	3.2
Consumer Goods: Non-Durable	5,002	3.2
Environmental Industries	5,002	3.2
FIRE: Finance	3,501	2.2

	November 30, 2025
Healthcare & Pharmaceuticals	27,341	17.4
High Tech Industries	34,379	21.9
Media: Advertising, Printing & Publishing	8,815	5.6
Retail	1,266	0.8
Services: Business	34,156	21.7
Services: Consumer	10,001	6.4
Telecommunications	5,016	3.2
Transportation: Cargo	10,000	6.4
Total	$157,076	100.0%